Exhibit 99.1

Aon Reports Second Quarter and Six Months 2004 Results

CHICAGO, IL — August 4, 2004 - Aon Corporation (NYSE: AOC) today reported second quarter and six months 2004 results.

Second Quarter and Six Months Review

Net income per share for the second quarter was $0.52 compared to $0.46 in 2003.  Net income from continuing operations rose to $180 million or $0.54 per share from $155 million or $0.49 per share a year ago.

Six months net income per share for 2004 and 2003 were $1.04 and $0.94, respectively.  Net income from continuing operations and the related per share amounts for six months increased to $371 million or $1.13 from $316 million or $1.00, respectively.

Patrick G. Ryan, chairman and CEO of Aon Corporation, said, “The risk and insurance brokerage and consulting segments showed improved expense discipline in the second quarter and their six month profit margins increased year-over-year.  Organic revenue in risk and insurance brokerage did not grow as expected in the second quarter, however, pressuring the profit margin.  A more rapid decrease in property and casualty premium rates contributed to the decline.  We are working diligently to enhance our profitability through better organic growth and tighter expense management.”

Mr. Ryan added, “We completed an outsourcing contract for IT infrastructure in the U.S. and we have an agreement in principle to sell a majority interest of our Cambridge Integrated Services claims business.  Both of these actions will increase our profit margins.”

In first quarter 2004, Aon accelerated the process for determining and approving certain discretionary incentive compensation.  This had no effect on the six months comparisons at either the consolidated or segment level.  However, approximately $43 million of discretionary incentive compensation was accrued in first quarter 2004 that would have been expensed in second quarter 2004 under the year ago process.

Endurance Specialty warrant gains were zero and $0.04 per share for second quarter 2004 and 2003, respectively, and $0.01 per share and $0.13 per share for the comparable six month periods.  Second quarter and six months 2003 results included a $0.02 per share and a $0.09 per share World Trade Center (WTC) unusual charge, respectively.  A reinsurance brokerage runoff unit was added to discontinued operations during second quarter 2004 as described below.

Consolidated revenues grew 6% for the second quarter and 7% for six months compared with the year ago periods.  Foreign exchange translation accounted for 3% and 5% of the growth for the second quarter and first half 2004, respectively.

Second Quarter and Six Months Segment Review

This press release contains references to organic revenue growth that management believes is an important measure to evaluate new business production from existing operations. Please see additional information below regarding organic revenue growth.

Prior period segment results were reclassified in conjunction with certain non-core businesses being placed into discontinued operations.

Risk and Insurance Brokerage Services second quarter revenue grew 2% to $1.4 billion.  Organic revenue growth for the total segment was negative 1% partly from declining premium rates charged by insurance companies.  Positive organic revenue growth in the Americas and International risk management and insurance brokerage groups was more than offset by the decline in reinsurance brokerage and claims services.

Pretax income increased 18% to $212 million in the quarter and the pretax margin was 14.8% versus 12.8% a year ago.  Second quarter 2004 pretax income and margin comparisons versus the prior year were positively influenced by the accelerated approval process for certain discretionary incentive compensation ($33 million).

Six months pretax income increased 9% to $454 million and the pretax margin improved 70 basis points to 15.7%.

Consulting revenue rose 4% to $305 million.  Although organic revenue growth was nil in the quarter, pretax income increased 27% to $28 million and the pretax margin grew to 9.2% from 7.5% in 2003.  The pretax margin improvement was driven by better human resource outsourcing results, disciplined expense management and the accelerated approval process for certain discretionary incentives.

Six months pretax income rose 26% to $54 million and the pretax margin grew 140 basis points to 8.9%.

Insurance Underwriting revenue increased 16% to $805 million.  Total underwriting segment organic revenue growth was 2%, driven by written premiums within the warranty, credit and select property/casualty group.  Accident and health (A&H) insurance premiums were lower on an organic basis due to the runoff of certain Latin American and non-core businesses as planned.  On a reported basis, revenue growth was positively influenced by a reinsurance program review for a specialty A&H line, which  is now being accounted for under deposit accounting.  This had no effect on pretax income.  In addition, a book of U.K. specialty A&H business ceded to a third party in second quarter 2003 was later reversed influencing the year-to-year comparisons.

Pretax income grew to $73 million from $64 million in 2003.  Pretax margins were 9.1% for 2004 and 9.2% for 2003.  The accelerated process for approving certain discretionary incentive plans benefited pretax income by $5 million.

Six months pretax income was $126 million compared with $127 million in 2003, and the pretax margin was 7.9% versus 9.1% a year ago.

Corporate and Other segment revenue was $18 million compared to $40 million last year.  Second quarter 2003 revenue included a gain on Endurance warrants of $21 million with no comparable amount in 2004.

The pretax loss in the quarter was $32 million compared with a loss of $6 million a year ago.  Debt reduction and lower interest rates reduced interest expense but were more than offset by a $15 million increase in pretax interest expense from the reclassification of the trust preferred after tax minority interest (as of first quarter 2004 under the adoption of FIN 46).  Prior periods were not restated.

Second quarter 2003 results included a $9 million pretax WTC unusual charge and second quarter 2004 benefited from the accelerated approval process for certain discretionary incentives ($3 million).

The pretax loss for six months was $54 million compared to a pretax loss of $56 million a year ago.

Financial Strength Highlights

Total debt and preferred stock decreased $405 million to $2.1 billion at June 30, 2004 from June 30, 2003.  Total debt and preferred stock as a percentage of total capital improved to 31% from 37% over the same period.  Stockholders’ equity increased to

$4.7 billion.

Approximately 90% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities.  More than 96% of the fixed income securities were investment grade.

Discontinued Operations

Second quarter after tax losses from discontinued operations were $7 million ($0.02 per share) in 2004 and $9 million ($0.03 per share) in 2003.  During second quarter 2004, a non-core reinsurance brokerage runoff unit in the U.K was added to discontinued operations.  The net loss in the quarter from this discontinued reinsurance business was $2 million after tax ($0.01 per share) for 2004 with a nominal loss in 2003.  Revenues for this unit were $6 million and $7 million for the comparable periods.

Other Items

Second quarter and six months 2004 dilutive net income per share calculations include approximately 14 million and 7 million additional shares, respectively, for the potential conversion of the 3½% Senior Convertible Debentures.  This diluted earnings in the second quarter by approximately $0.02 per share.  Approximately $2 million of after-tax interest expense from the assumed conversion of this convertible debt was added back to net income to calculate earnings per share.

After netting the effect of currency hedges, the positive impact of foreign exchange was approximately $0.02 per share for second quarter 2004 and $0.03 per share for second quarter 2003.

Future Outlook

Mr. Ryan commented, “Given our current outlook, we remain comfortable that Aon can achieve or exceed earnings per share of $2.20 from continuing operations in 2004.   Future gains/losses from divestitures and Endurance Specialty warrants are not included in this outlook.”

Mr. Ryan added, “Earlier this year I challenged our employees to attain brokerage margin goals of the high teens for 2004 and 20% or greater in the year 2005.  Our employees have enthusiastically rallied around these goals.  In light of our second quarter brokerage results and the softening premium rate environment, however, it will clearly be more difficult to achieve our brokerage margin goals as soon as we had hoped.  Still, we remain focused on improving our margin.  The difficult premium rate environment has only increased our resolve to improve our margins through new business development, greater penetration of our many existing client relationships, and strict control of our expenses.”

The Company will host an audio webcast on Thursday, August 5 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 52,000 professionals in its 600 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of regulatory issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth that management believes is an important measure to evaluate new business production from existing operations.  We also believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they do not make identical adjustments.

###

Investor Contact:	Sean P. O’Neill
Corporate Vice President, Financial Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2004	June 30, 2003 (1)	Percent Change	June 30, 2004	June 30, 2003 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,760	$1,688	4%	$3,552	$3,341	6%
Premiums and other	716	635	13	1,408	1,267	11
Investment income	69	89	(22)	150	168	(11)
Total revenue	2,545	2,412	6	5,110	4,776	7

Expenses
General expenses	1,822	1,776	3	3,657	3,448	6
Benefits to policyholders	392	325	21	775	670	16
Interest expense (2)	35	27	30	69	55	25
Amortization of intangible assets	15	15	—	29	28	4
Unusual charges - World Trade Center	—	9	(100)	—	46	(100)
Total expenses	2,264	2,152	5	4,530	4,247	7

Income from continuing operations before income tax and minority interest	281	260	8	580	529	10
Provision for income tax (36% in 2004 and 37% in 2003)	101	96	5	209	195	7
Income from continuing operations before minority interest	180	164	10	371	334	11
Minority interest - 8.205% trust preferred capital securities (2)	—	(9)	N/A	—	(18)	N/A
Income from continuing operations	180	155	16	371	316	17

Loss from discontinued operations, net of tax	(7)	(9)	N/A	(28)	(18)	N/A

Net income	$173	$146	18%	$343	$298	15%
Preferred stock dividends	—	—	—	(1)	(1)	—
Net income available for common stockholders	$173	$146	18%	$342	$297	15%

Basic net income per share:
Income from continuing operations	$0.56	$0.49	14%	$1.16	$1.00	16%
Discontinued operations	(0.02)	(0.03)	N/A	(0.09)	(0.06)	N/A
Net income	$0.54	$0.46	17%	$1.07	$0.94	14%

Dilutive net income per share:
Income from continuing operations	$0.54	$0.49	10%	$1.13	$1.00	13%
Discontinued operations	(0.02)	(0.03)	N/A	(0.09)	(0.06)	N/A
Net income	$0.52	$0.46	13%	$1.04	$0.94	11%

Dilutive average common and common equivalent shares outstanding (3)	337.1	318.2	6%	329.2	316.7	4%

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)          Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable.  Beginning in 2004, no after-tax interest on the capital securities will be reported; however, pretax interest expense on the notes payable of $15 million and $29 million for second quarter and six months ended June 30, 2004, respectively, is reported as part of interest expense.

(3)          The dilutive net income per share calculation for second quarter and six months 2004 includes 14 million and 7 million additional shares, respectively, for the potential conversion of the 3.5% Senior Convertible Debentures.  In addition, the net income used in the calculation includes approximately $2 million of after-tax interest expense from the assumed conversion of this debt for both the second quarter and six months ended June 30, 2004.

Aon Corporation
Segments - Second Quarter Continuing Operations

	Second Quarter Ended
(millions)	June 30, 2004	June 30, 2003 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$598	$590	1%	—%	—%	—%	1%
Risk management and insurance brokerage - International	574	507	13	8	2	1	2
Reinsurance brokerage and related services	204	219	(7)	3	—	(2)	(8)
Claims services	57	88	(35)	—	(24)	2	(13)
Total risk and insurance brokerage services	1,433	1,404	2	3	(1)	1	(1)
Consulting
Benefits, compensation, management and communications consulting	230	224	3	3	(2)	1	1
Human resource outsourcing	75	68	10	3	9	(2)	—
Total consulting	305	292	4	3	1	—	—
Insurance underwriting
Accident & health and life	441	377	17	2	—	23	(8)
Warranty, credit and property & casualty	364	315	16	3	—	(1)	14
Total insurance underwriting	805	692	16	3	—	11	2

Corporate and other	18	40	(55)	N/A	N/A	N/A	N/A

Intersegment revenues	(16)	(16)	N/A	N/A	N/A	N/A	N/A
Total	$2,545	$2,412	6%	3%	—%	3%	—%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$18	$19	(5% )
Consulting	1	—	N/A
Insurance underwriting, excluding deposit-type contracts	32	29	10
Insurance underwriting - deposit-type contracts	—	1	(100)
Corporate and other	18	40	(55)
Total	$69	$89	(22% )

Income (loss) from continuing operations before income tax and minority interest
Risk and insurance brokerage services	$212	$180	18%
Consulting	28	22	27
Insurance underwriting	73	64	14
Corporate and other	(32)	(6)	N/A
Total	$281	$260	8%

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	14.8%	12.8%
Consulting	9.2%	7.5%
Insurance underwriting	9.1%	9.2%
Total	11.0%	10.8%

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)          Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)          Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation
Segments - Year-to-date Continuing Operations

	Six Months Ended
(millions)	June 30, 2004	June 30, 2003 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$1,130	$1,097	3%	1%	—%	(1% )	3%
Risk management and insurance brokerage - International	1,207	1,031	17	11	1	1	4
Reinsurance brokerage and related services	443	456	(3)	5	—	(3)	(5)
Claims services	118	176	(33)	1	(24)	2	(12)
Total risk and insurance brokerage services	2,898	2,760	5	5	(1)	—	1
Consulting
Benefits, compensation, management and communications consulting	455	433	5	5	(1)	1	—
Human resource outsourcing	151	139	9	3	6	(2)	2
Total consulting	606	572	6	5	1	(1)	1
Insurance underwriting
Accident & health and life	866	776	12	4	—	14	(6)
Warranty, credit and property & casualty	720	625	15	4	—	(1)	12
Total insurance underwriting	1,586	1,401	13	4	—	7	2

Corporate and other	54	71	(24)	N/A	N/A	N/A	N/A

Intersegment revenues	(34)	(28)	N/A	N/A	N/A	N/A	N/A
Total	$5,110	$4,776	7%	5%	—%	1%	1%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$32	$38	(16% )
Consulting	1	1	—
Insurance underwriting, excluding deposit-type contracts	63	55	15
Insurance underwriting - deposit-type contracts	—	3	(100)
Corporate and other	54	71	(24)
Total	$150	$168	(11% )

Income (loss) from continuing operations before income tax and minority interest
Risk and insurance brokerage services	$454	$415	9%
Consulting	54	43	26
Insurance underwriting	126	127	(1)
Corporate and other	(54)	(56)	N/A
Total	$580	$529	10%

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	15.7%	15.0%
Consulting	8.9%	7.5%
Insurance underwriting	7.9%	9.1%
Total	11.4%	11.1%

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)          Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)          Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation
Corporate and Other - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2004	June 30, 2003 (1)	Percent Change	June 30, 2004	June 30, 2003 (1)	Percent Change
Revenue
Income from marketable equity securities and other investments (2)	$21	$36	(42)%	$43	$89	(52)%
Limited partnership investments	2	—	N/A	6	—	N/A
Net gain (loss) on disposals and related expenses (3)	(5)	4	N/A	5	(18)	N/A
Total revenue	18	40	(55)	54	71	(24)

Expenses
General expenses	15	10	50	39	26	50
Interest expense (4)	35	27	30	69	55	25
Unusual charges - World Trade Center	—	9	(100)	—	46	(100)
Total expenses	50	46	9	108	127	(15)

Loss before income tax	$(32)	$(6)	N/A %	$(54)	$(56)	N/A %

Notes:

(1)	Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

		Second Quarter Ended			Six Months Ended
		June 30, 2004	June 30, 2003	Percent Change	June 30, 2004	June 30, 2003	Percent Change
(2)	Includes (millions):
	Income from Endurance warrants	$—	$21	(100)%	$4	$66	(94)%
	Equity earnings - Endurance	18	13	38	34	20	70
	Total	$18	$34	(47)%	$38	$86	(56)%

(3)	Includes (millions):
	Gain on sale of Endurance stock	$—	$—	—%	$11	$—	N/A %
	Impairment writedowns	(1)	(5)	N/A	(2)	(33)	N/A

(4)

Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable. Interest expense for second quarter and six months 2004 includes $15 million and $29 million, respectively, on these notes payable.

Aon Corporation
Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2003					2004
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter
Revenue
Brokerage commissions and fees	$1,653	$1,688	$1,639	$1,822	$6,802	$1,792
Premiums and other	632	635	673	669	2,609	692
Investment income	79	89	57	87	312	81
Total revenue	2,364	2,412	2,369	2,578	9,723	2,565

Expenses
General expenses	1,672	1,776	1,719	1,851	7,018	1,835
Benefits to policyholders	345	325	367	390	1,427	383
Interest expense	28	27	24	22	101	34
Amortization of intangible assets	13	15	18	17	63	14
Unusual charges (credits) - World Trade Center	37	9	—	(60)	(14)	—
Total expenses	2,095	2,152	2,128	2,220	8,595	2,266

Income from continuing operations before income tax and minority interest	269	260	241	358	1,128	299
Provision for income tax	99	96	90	133	418	108
Income from continuing operations before minority interest	170	164	151	225	710	191
Minority interest - 8.205% trust preferred capital securities	(9)	(9)	(9)	(9)	(36)	—
Income from continuing operations	161	155	142	216	674	191

Loss from discontinued operations, net of tax	(9)	(9)	(27)	(1)	(46)	(21)

Net income	$152	$146	$115	$215	$628	$170
Preferred stock dividends	(1)	—	(1)	(1)	(3)	(1)
Net income available for common stockholders	$151	$146	$114	$214	$625	$169

Basic net income per share:
Income from continuing operations	$0.51	$0.49	$0.45	$0.67	$2.12	$0.60
Discontinued operations	(0.03)	(0.03)	(0.09)	—	(0.15)	(0.07)
Net income	$0.48	$0.46	$0.36	$0.67	$1.97	$0.53

Dilutive net income per share:
Income from continuing operations	$0.51	$0.49	$0.44	$0.67	$2.11	$0.59
Discontinued operations	(0.03)	(0.03)	(0.08)	—	(0.14)	(0.06)
Net income	$0.48	$0.46	$0.36	$0.67	$1.97	$0.53

Dilutive average common and common equivalent shares outstanding	315.2	318.2	318.6	319.3	317.8	321.3

Aon Corporation
Segments  - Reclassification for Discontinued Operations

	2003					2004
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter
Revenue
Risk and insurance brokerage services
As reported	$1,361	$1,411	$1,357	$1,498	$5,627	$1,473
Less: reclassification to discontinued operations	(5)	(7)	(7)	(10)	(29)	(8)
As reclassified	1,356	1,404	1,350	1,488	5,598	1,465
Consulting	280	292	284	329	1,185	301
Insurance underwriting	709	692	742	740	2,883	781
Corporate and other	31	40	14	40	125	36
Intersegment revenues	(12)	(16)	(21)	(19)	(68)	(18)
Total	$2,364	$2,412	$2,369	$2,578	$9,723	$2,565

Income (Loss) Before Income Tax and Minority Interest
Risk and insurance brokerage services
As reported	$234	$180	$192	$243	$849	$243
Less: reclassification to discontinued operations	1	—	(1)	(4)	(4)	(1)
As reclassified	235	180	191	239	845	242
Consulting	21	22	20	47	110	26
Insurance underwriting	63	64	58	11	196	53
Corporate and other	(50)	(6)	(28)	61	(23)	(22)
Total	$269	$260	$241	$358	$1,128	$299

Income from continuing operations before income tax - margins
Risk and insurance brokerage services
As reported	17.2%	12.8%	14.1%	16.2%	15.1%	16.5%
As reclassified	17.3%	12.8%	14.1%	16.1%	15.1%	16.5%
Consulting	7.5%	7.5%	7.0%	14.3%	9.3%	8.6%
Insurance underwriting	8.9%	9.2%	7.8%	1.5%	6.8%	6.8%
Total	11.4%	10.8%	10.2%	13.9%	11.6%	11.7%